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                                FCOA ACQUISITION CORP.
    TEL: (708) 238-0010                                   FAX: (708) 238-9547

    July 30, 1996

    CONFIDENTIAL

    Mr. J. Bayard Kelly
    Founder and Chairman Emeritus
    745 Birginal Drive
    Bensenville, IL 60106-1212

    Dear Kelly,

    Following up on our luncheon meeting earlier this month and further discussions with Charlie Cumello and Rick Doppelt, I am pleased to confirm Charlie's recent talks with you regarding extending your consulting status with the operating company.

    Last September it was agreed that you would continue with the firm on a full-time basis as a consultant to the company with particular emphasis on assisting Charlie, the buyers and the new Vice President and General Merchandise Manager in the area of merchandising. You would report directly to Charlie and receive an annual salary of $200,000. In addition, you would be eligible for an annual performance bonus of up to a maximum of $50,000.

    Following this 12-month period, it was agreed that while it is anticipated that you would stand for re-election as a Director of the Company and continue to serve in that capacity at the discretion of the shareholders, your full-time employment would cease but you would continue to serve the company in the same capacity as a consultant with particular emphasis on merchandising. However, it would be on an "on call, as needed" basis whereupon you would begin transition towards eventual retirement.

    Charlie Cumello's recommendation has received the support of the Board of Directors to extend your full-time consulting arrangement with the company through March 31, 1997 at the same $200,000 per annum salary and you would remain eligible for the pro-rata $50,000 bonus.

    From April 1, 1997 and for the following 12 months, you would continue to receive all eligible benefits that you currently receive from the company. You would retain the use of your automobile during the entire length of your consulting assignment and we will look into the possibility of transferring your company automobile to you upon the completion of your assignment.

    During this phase of your consulting agreement, you would receive a $100,000 fee per annum with no provisions for any bonus.

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Letter to J. Bayard Kelly
July 30, 1996
Page 2

In addition, Charlie Cumello and I have discussed your proposal to retain the insurance policies carded on you which were transferred to the company at the time that it was acquired from Viking Enterprises. Glen Franchi will consult with the KPMG tax people to determine any potential ramifications to either the company or you if such a transfer were to occur. Following the advice and counsel of KPMG, the company will discuss the matter with you and a final determination will be made.

Further, it has been agreed that at the end of your full-time assignment and upon completion of a successful transition of the operating company's CEO position and the transfer of your experience, knowledge and advice to Charlie Cumello and the new Vice President and General Merchandise Manager, you will be awarded a further grant of 5,000 stock options.

Kelly, as you are well aware, Charlie, the other members of the Board and I in particular, are deeply indebted to you for the services you have provided to our company. Without you, Factory Card Outlet would not exist. Your concept, perseverance, drive and determination combined with a strong "get it done" entrepreneurial style and attitude have been key elements to the growth, success and expansion of the company.

I expect that you will find this complies in all respects to our prior discussions but if you, for any reason find it does not, please contact me at once.

In the meantime, Charlie, Marty, the Board of Directors and I look forward to your assistance and advice to aid in the efforts to keep those sales figures flying.

With kindest personal regards to you and Margie, I remain your partner, supporter and friend for life.

Sincerely yours,

/s/ William E. Freeman
-------------------------
William E. Freeman
Chairman

cc: Michael I. Barach, Director                       AGREED TO AND UNDERSTAND
    Dr. Robert C. Blattberg, Director                 as of July 30, 1996:
    Bart A. Brown, Jr., Director
    Charles R. Cumello, President                     /s/ J. Bayard Kelly
    Richard A. Doppelt, Director                      -------------------------
    Glen J. Franchi, Executive Vice President/CAO     J BAYARD KELLY
    Carol A. Travis, Vice President and Secretary

WEF/cat